EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 26, 2004 relating to the financial statements and financial statement schedule of CTS Corporation, which appears in CTS Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP
Indianapolis, Indiana

June 8, 2004